                                                                                                                     FILED PURSUANT TO RULE 424(b)(3)
                                                                                                                                   REGISTRATION NO. 333-28925

PRICING SUPPLEMENT NO. 95
DATED NOVEMBER 4, 1999 TO
PROSPECTUS DATED JULY 2, 1997
AND PROSPECTUS SUPPLEMENT DATED AUGUST 5, 1997

AMERICAN GENERAL FINANCE CORPORATION
MEDIUM-TERM NOTES, SERIES E
(FIXED RATE)

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:   $10,008,000                                                              Date of Issue:   November 9, 1999

Agent's Discount or Commission:   $8,106.48                                       Maturity Date:   November 8, 2002

Net Proceeds to Issuer:   $9,999,893.52                                                  Interest Rate:   6.77%

Form:   [ X ] Book-Entry                                                                            CUSIP No.:   02635PPZ0
             [     ] Certificated

Agent:   First Union Securities, Inc.                                                          Capacity:   [      ] Agent
                                                                                                          [  X  ] Principal

If as Agent:   The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Principal:

[ X ]    The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

[      ]   The Notes are being offered at a fixed initial public offering price of ______________% of Principal
            Amount.

We are offering the Notes on a continuing basis through American General Securities Incorporated, Lehman Brothers Inc., Merrill Lynch & Co., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase Notes. We may also accept offers to purchase Notes through other agents. See "Plan of Distribution of Notes" in the accompanying Prospectus Supplement. On December 23, 1998, we increased to $1,450,000,000 from $1,000,000,000 the aggregate principal amount of Medium-Term Notes, Series E authorized to be issued by the Company. To date, including the Notes described by this Pricing Supplement, we have accepted $1,450,000,000 aggregate principal amount of offers to purchase Notes.

_________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Notes or determined if the Prospectus, the Prospectus Supplement or this Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.